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                     November 13, 2023

       David Gow
       Chief Executive Officer
       SportsMap Tech Acquisition Corp.
       5353 West Alabama, Suite 415
       Houston, Texas 77056

                                                        Re: SportsMap Tech
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 10, 2023
                                                            File No. 001-40916

       Dear David Gow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Ralph de Martino, Esq.